Exhibit 99.1

Imperva to Begin Trading on NASDAQ

Ticker symbol to remain IMPV

REDWOOD SHORES, Calif. – November 30, 2016 – Imperva, Inc. (NYSE: IMPV), committed to protecting business-critical data and applications in the cloud and on-premises, today announced it will be transferring its stock exchange listing from the New York Stock Exchange to the NASDAQ Global Select Market, effective December 12, 2016 after market close. Imperva shares are expected to begin trading as a NASDAQ-listed security on December 13, 2016, continuing to trade under the symbol IMPV. This transfer is expected to be seamless for Imperva investors and shareholders.

“In a world of constant change and ever-evolving virtual threats, Imperva prides itself as a provider of customer peace of mind through innovative and prescient cyber security solutions and safeguards. It is only natural that we would join an environment alongside similar innovators,” said Terry Schmid, Chief Financial Officer of Imperva. “Not only will this move provide a cost-effective listing solution, it will also strengthen our presence with existing and new shareholders alike. We couldn’t be more delighted in our alliance with NASDAQ.”

“The business impact of cyber threats has become more far-reaching than before and one of the biggest threats to both individual and business information security. Imperva has long been recognized for being at the forefront of cyber security solutions,” said Nelson Griggs, Executive Vice President, Listing Services at Nasdaq. “Imperva embodies the innovation and progressive drive that is the foundation and mission in all Nasdaq-listed companies, we are proud to welcome them to the Nasdaq family. We look forward to a long and successful partnership.”

About Imperva

Imperva® (NYSE:IMPV) is a leading provider of cyber security solutions that protect business-critical data and applications. The company’s SecureSphere, CounterBreach, Incapsula and Skyfence product lines enable organizations to discover assets and risks, protect information wherever it lives – in the cloud and on-premises – and comply with regulations. The Imperva Defense Center, a research team comprised of some of the world’s leading experts in data and application security, continually enhances Imperva products with up-to-the minute threat intelligence, and publishes reports that provide insight and guidance on the latest threats and how to mitigate them. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

© 2016 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, SecureSphere, CounterBreach, Incapsula and Skyfence are trademarks of Imperva, Inc. and its subsidiaries.

Investor Relations Contact Information

Kim Janssen

650.832.6897

kim.janssen@imperva.com

Seth Potter

646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com